UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(amendment No.      )

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SOMERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2004

TO THE STOCKHOLDERS OF SOMERA COMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Somera Communications, Inc., a Delaware corporation (the “Company” or “Somera”), will be held on Friday, May 7, 2004, at 10:00 a.m., local time, at Somera’s facilities at 301 S. Northpoint Drive, Coppell, Texas 75019 for the following purposes:

1. To elect two (2) Class II directors to serve for the ensuing three (3) years and until such director’s successor is duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the 2004 fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 12, 2004 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

FOR THE BOARD OF DIRECTORS

/s/ Jeremy D. Rossen

Jeremy D. Rossen Corporate Secretary

Santa Barbara, California

April 5, 2004

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

SOMERA COMMUNICATIONS, INC.

5383 Hollister Avenue

Santa Barbara, California 93111

(805) 681-3322

PROXY STATEMENT FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Somera Communications, Inc. (the “Company” or “Somera”) for use at the Annual Meeting of Stockholders to be held May 7, 2004 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Somera’s facilities at 301 S. Northpoint Drive, Coppell, Texas 75019.

These proxy solicitation materials and Somera’s Annual Report to Stockholders for the year ended December 28, 2003, including financial statements, were mailed on or about April 5, 2004 to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on March 12, 2004 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, 49,758,224 shares of Somera’s Common Stock, $0.001 par value per share, were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of Somera a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Proxies properly executed, duly returned to Somera and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of Somera may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. Stockholders do not have the right to cumulative voting in the election of directors.

The cost of soliciting proxies will be borne by Somera. Somera may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Somera’s directors, officers, and employees, without additional compensation, personally or by telephone or otherwise.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Somera believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, Somera intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Somera intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline For Receipt Of Stockholder Proposals

In order for stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to Somera’s Corporate Secretary. To be timely for the 2005 Annual Meeting of Stockholders (the “2005 Annual Meeting”), a stockholder’s notice must be received by Somera at its principal executive offices not less than 90 days prior to the 2005 Annual Meeting; provided however that in the event less than 100 days notice or prior public disclosure of the date of the meeting is made or given to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which notice of the 2005 Annual Meeting was mailed or public disclosure was made. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2005 Annual Meeting: (i) a brief description of the business desired to be brought before the 2005 Annual Meeting and the reasons for conducting such business at the 2005 Annual Meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of Somera which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in the proposed business.

Proposals of stockholders of Somera which are intended to be presented by such stockholders at the 2005 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received in proper form by Somera’s Corporate Secretary no later than January 7, 2005 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

The Corporate Governance and Nominating Committee of the Board of Directors has recommended and the Board of Directors has nominated the two (2) Class II directors named below to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two (2) nominees named below, who are currently directors of Somera. If any nominee of Somera is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the substitute nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at this meeting will continue until the Annual Meeting of Stockholders held in 2007 or until the director’s successor has been elected and qualified.

Vote Required; Recommendation of Board of Directors

The two (2) candidates receiving the highest number of “FOR” votes shall be elected to Somera’s Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW:

Name	Age	Principal Occupation
Barry Phelps	56	President, Performance Analysis, Spirent Communications, a subsidiary of Spirent PLC
Charles E. Levine	51	Director

Set forth below are each nominee’s principal occupations during the past five (5) years. There are no family relationships among any directors or executive officers of Somera.

Barry Phelps has served as a director of Somera since July 1999 and as Chairman of the Board since June 2003. Mr. Phelps has been the President, Performance Analysis, Spirent Communications, a subsidiary of Spirent PLC (following Spirent’s acquisition of Netcom Systems) and had been the Chief Operating Officer and President, Broadband Division since January 2000. Prior to that, Mr. Phelps was President and Chief Executive Officer of Netcom Systems, Inc., a network performance analysis company in Calabasas, California, where he had been employed since November 1996. Before he became President and Chief Executive Officer in November 1997, Mr. Phelps served as the Vice President, Finance and Chief Financial Officer of Netcom Systems. Prior to joining Netcom Systems, from February 1992 to November 1996, Mr. Phelps served as Chairman and Chief Executive Officer of MICOM Communications Corporation, a data communications equipment company that was acquired by Nortel Networks in June 1996. Mr. Phelps holds a B.S. in mathematics from St. Lawrence University and an M.B.A. from the University of Rochester.

Charles E. Levine has served as a director of Somera since October 2003. From 1997 to September 2002, Mr. Levine held various positions with Sprint PCS, a wireless communications company, most recently as President. Before joining Sprint PCS, Mr. Levine was President of Octel Link, a voice mail equipment and services provider, and a Senior Vice President of Octel Services, a provider of voice systems services, from 1994 to 1996. Mr. Levine is a member of the board of directors of Viisage Technology, an advanced technology identity solutions company, At Road, Inc., a wireless applications provider, and Sierra Wireless, Inc., a wireless solutions provider. Mr. Levine holds a B.A. in Economics from Trinity College and an M.B.A. from the Kellogg School of Management at Northwestern University.

Directors Not Standing for Election

The members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Expires	Principal Occupation
Walter G. Kortschak	44	Class III, 2005	Managing Partner, Summit Partners, L.P.
Casimir S. Skrzypczak	63	Class III, 2005	General Partner, Global Asset Capital
David A. Young	60	Class I, 2006	Director

Walter G. Kortschak has served as a director of Somera since July 1998. Mr. Kortschak is a Managing Partner and Managing Member of various entities affiliated with Summit Partners, L.P., a private equity capital firm in Palo Alto, California, where he has been employed since June 1989. Summit Partners, L.P., and its affiliates manage a number of venture capital funds, including Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. Mr. Kortschak is a member of the board of directors of AlphaSmart, Inc., a company that provides technology solutions to the education market, and several privately held companies. Mr. Kortschak holds a B.S. in engineering from Oregon State University, an M.S. in engineering from The California Institute of Technology and an M.B.A. from the University of California, Los Angeles.

Casimir S. Skrzypczak has served as a director of Somera since October 2003. Since July 2001, Mr. Skrzypczak has been a General Partner at Global Asset Capital Investment, a venture capital firm. From October 1999 to July 2001, Mr. Skrzypczak served as a Senior Vice President at Cisco Systems, Inc., a provider of networking products and services. From July 1997 to October 1999, Mr. Skrzypczak served as Corporate Vice President and Group President of Professional Services at Telcordia Technologies, Inc., a provider of operations support systems, network software and consulting services to the telecommunications industry. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic University since 1987 and is chairman of its Education Committee. Mr. Skrzypczak is a member of the board of directors of JDS Uniphase, Inc., a manufacturer of optical products for communications and industrial, commercial and consumer applications, Sirenza Microdevices Inc., a supplier of integrated circuits for the wireless and wireline telecommunications markets, ECI Telecom Ltd., a provider of telecommunications networking solutions and Webex Communications, Inc., an Internet communications services company. Mr. Skrzypczak holds a B.S. in Mechanical Engineering from Villanova University and an M.S. in Operations Research from Hofstra University.

David A. Young has served as a director of Somera since November 2003. From October 2000 to May 2003, Mr. Young served as Vice President and Chief Financial Officer at Adaptec, Inc., a storage solution provider. From July 1994 to March 2000, Mr. Young served as Vice President and Chief Financial Officer at Datum, Inc., a timing and synchronization solutions company. Prior to that, Mr. Young served as Chief Executive Officer and Chief Financial Officer at Blower-Dempsey, a paper and chemical company from May 1992 to June 1994. Mr. Young also served as Vice President and Chief Financial Officer at Alpha Microsystems, a proprietary hardware and software company, from May 1990 to March 1992. Mr. Young holds a B.S. in Accounting from Indiana University.

In February 2004, the Company announced that Dan Firestone had resigned from its Board of Directors. In connection with Mr. Firestone’s resignation, the Company’s bylaws were amended to decrease the size of the Board of Directors to five (5) members.

Compensation of Directors

Prior to September 2003, except for reimbursement of reasonable expenses incurred in connection with serving as a director and a grant of stock options to independent directors upon commencement of the initial term as director of Somera, our directors were not compensated for their service as directors.

In September 2003, Somera adopted a new compensation policy for directors of the Company. With respect to Somera’s non-employee, non-independent directors, including Mr. Kortschak, except for reimbursement of reasonable expenses incurred in connection with serving as a director, our non-independent directors are not compensated for their service as directors. Somera’s independent directors, currently including Messrs. Phelps, Levine, Skrzypczak and Young, receive an annual cash retainer of $20,000, which is paid in quarterly installments of $5,000. Moreover, in the event an independent director attends regularly scheduled or special meetings of the Board or a committee of the Board in person, each independent director receives (i) $1,000 per meeting of the Board of Directors plus any reasonable expenses, (ii) $1,500 per meeting of a committee of the Board of which such independent director is a member but not chairperson plus any reasonable expenses, and (iii) $2,000 per meeting of a committee of the Board of which such independent director is the chairperson plus any reasonable expenses. In the event an independent director of the Board attends regularly scheduled or special meetings of the Board or a committee of the Board telephonically, such independent member receives sixty percent (60%) of the amount such independent director would have received if such director had attended the meeting in person. Additionally, each independent director received 15,000 shares of restricted common stock of Somera. In each case, such shares of Common Stock are generally subject to vesting over a four-year period. Finally, each newly appointed director of Somera receives a non-statutory stock option to purchase 50,000 shares of Somera’s common stock.

Board Meetings and Committees

Somera Communications held six (6) board meetings during fiscal 2003. The Board has three committees: Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee. The current members of the committees are identified in the following table:

Director	Audit Committee		Human Resources Committee		Corporate Governance and Nominating Committee
Barry Phelps	X		X
Charles E. Levine			X	*	X
Walter G. Kortschak			X
Casimir Skrzypczak	X				X	*
David A. Young	X	*			X

*Chairperson

During 2003, each Board member attended 75% or more of the meetings held by the Board, and each committee member attended 75% or more of the meetings held by the committees on which he served.

The Somera board of directors has determined that the following directors (which comprises the entire current board of directors) are independent pursuant to applicable SEC rules and regulations and the rules of The Nasdaq Stock Market, Inc.: Messrs. Phelps, Levine, Kortschak, Skrzypczak and Young.

Audit Committee. The Audit Committee was formed in October 1999 and held eight meetings during fiscal 2003. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relating to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, annual independent audits of the Company’s financial statements, and such legal compliance and ethics programs as may established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee approves any proposed provision of non-audit services by the Company’s independent auditors’ provision, basing their decision on whether the provision of such services is compatible with maintaining the independence of the independent auditors. The Somera board of directors has determined that each member of its Audit Committee, which is comprised solely of non-employee directors, meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market, Inc. and SEC rules and regulations. Furthermore, each member of the Audit Committee satisfies the financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, rules of The Nasdaq Stock Market, Inc., and any other applicable regulatory requirements.

The Somera board of directors has determined that David A. Young, Chairperson of the Audit Committee, is an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

The charter for the Audit Committee was amended by the Board of Directors in August 2003. A copy of the Audit Committee charter, as amended to date, is attached as Appendix A to this Proxy Statement and also available on the Company’s website at www.somera.com under “Investor Relations—Corporate Governance.”

Human Resources Committee. The Human Resources Committee (formerly called the Compensation Committee) was formed in October 1999 and held four meetings during fiscal 2003. The Human Resources Committee of the Board of Directors is responsible for ensuring that the Company adopts and maintains responsible and responsive compensation programs for its employees, officers and directors. The Human Resources Committee is also responsible for administering certain other compensation programs for such individuals. The Human Resources Committee Chairperson reports on the Human Resources Committee’s actions and recommendations at Board meetings. In addition, the Human Resources Committee has the authority to engage the services of outside advisors, experts and others to provide assistance as needed. The Human Resources Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, each of whom must at all times meet all other applicable federal securities and NASDAQ listing requirements to qualify as an independent director. The charter of the Committee is available on the Company’s website at www.somera.com under “Investor Relations—Corporate Governance.”

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee was formed in June 2003 and did not hold a meeting in fiscal 2003. The Corporate Governance and Nominating Committee identifies and recommends qualified candidates for election to the Somera Board of Directors, reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs and policies pertinent to the Company. The Committee also reviews any proposals made by stockholders in connection with the annual meetings of stockholders and makes recommendations to the Board of Directors for action on such proposals. In addition, the Committee reviews the composition and evaluates the performance of the Board of Directors and the committees of the Board of Directors, and reviews conflicts of interest of members of the Board of Directors and corporate officers. The charter of the Committee is available on the Company’s website at www.somera.com under “Investor Relations—Corporate Governance.” The charter of the Committee requires that all members of the Committee shall be independent directors under all applicable SEC rules and regulations and Nasdaq Stock Market rules.

Stockholder Communication with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors, with a Board committee or with specific individual directors, correspondence may be directed to the Corporate Secretary at 5383 Hollister Avenue, Santa Barbara, California 93111. The Board of Directors’ policy is to have all stockholder communications compiled by the Corporate Secretary and forwarded directly to the Board, the Corporate Governance and Nominating Committee or the director(s) as indicated in the correspondence. All correspondence will be forwarded to the appropriate party. The Board of Directors reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

Stockholders who wish to recommend a candidate for nomination to the Company’s board of directors to the Corporate Governance and Nominating Committee may do so by writing to the Company’s Corporate Secretary at 5383 Hollister Avenue, Santa Barbara, California 93111 and providing the candidate’s name, biographical data and qualifications, including business and educational background. The Corporate Governance and Nominating Committee will evaluate any director candidates submitted by stockholders in the same manner as candidates identified by the Corporate Governance and Nominating Committee.

Corporate Governance Matters

Somera adopted a Code of Business Ethics and Conduct in February 2003 that applies to all of Somera’s employees, including its executive officers, and its directors. The Code of Business Ethics and Conduct is available on the Company’s website at www.somera.com under “Investor Relations—Corporate Governance.”

The Board of Directors is holding a regular Board meeting on the same date immediately prior to and following the 2004 Annual Meeting of Stockholders. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are invited and strongly encouraged to attend both the Annual Meeting of Stockholders and the Board meeting. Last year, one director attended the 2003 Annual Meeting of Stockholders.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the 2004 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting. If the stockholders reject the appointment, the Board will reconsider its selection. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company’s inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Fees billed to the Company by PricewaterhouseCoopers LLP during Fiscal 2003 and 2002:

	Years Ended
Fee Type	December 28, 2003	December 29, 2002
Audit Fees	$308,400	$382,000
Audit-Related Fees	—	—
Tax Fees (1)	70,660	249,100
All Other Fees (2)	30,400	111,900

Total	$409,460	$743,000

(1)	Tax Fees in 2003 primarily relate to fees paid to prepare the Company’s 2001 federal tax return. Tax Fees in 2002 primarily relate to fees paid to prepare the Company’s 2000 and 2001 federal and state tax returns and fees related to a state tax planning project. The Audit Committee pre-approved the provision by PricewaterhouseCoopers LLP of these tax services provided to the Company.
(2)	All Other Fees in 2003 primarily relate to advice and assistance with the Company’s international operations. All Other Fees in 2002 primarily relate to financial due diligence for the Company’s acquisition of certain assets of Compass Telecom, LLC. The Audit Committee pre-approved the provision by PricewaterhouseCoopers LLP of these other non-audit related services provided to the Company.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board’s appointment. An abstention will have the same effect as a vote against the appointment of the independent accountants, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2004 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL TWO.

Report of the Audit Committee of the Board of Directors

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Somera specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to Somera’s financial statements, financial reporting practices, systems of internal accounting and financial controls, annual independent audits of Somera’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of Somera and may retain external consultants at its sole discretion. The Audit Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, rules applicable to NASDAQ-listed issuers, and any other regulatory requirements. All members of the Audit Committee are required to have a working knowledge of basic finance and accounting, and at all times at least one member of the Audit Committee qualifies as a “financial expert” as defined by the Sarbanes-Oxley Act of 2002.

The following is the Report of the Audit Committee with respect to Somera’s audited financial statements for the fiscal year ended December 28, 2003, which includes the consolidated balance sheets of the Company as of December 28, 2003 and December 29, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 28, 2003, and the notes thereto.

Review with Management

The Audit Committee has reviewed and discussed Somera’s audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with PricewaterhouseCoopers LLP, Somera’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of Somera’s financial statements.

The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and has discussed with PricewaterhouseCoopers LLP its independence from Somera.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to Somera’s Board that Somera’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003 for filing with the SEC.

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

David A. Young (Chairperson)

Barry Phelps

Casimir Skrzypczak

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to annual compensation and long-term compensation awarded during the last three fiscal years to the Company’s Chief Executive Officer, former Executive Chairman and the Company’s four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year		Salary	Bonus	Other Annual Compensation		Securities Underlying Options	All Other Compensation
C. Stephen Cordial	2003	(2)	$237,981	$—	$—		100,000	$—
Vice President, Chief Financial Officer; Acting President and Chief Executive Officer	2002		76,586	—	—		150,000	—
Glenn O’Brien	2003	(3)	$116,829	$—	$—		250,000	$—
Vice President Sales and Marketing, Americas
Ron Patterson	2003	(4)	$185,000	$97,521	$13,875		100,000	$—
Managing Director and Vice President, EMEA and APAC	2002	(4)	37,218	—	—		—	—
Jeremy D. Rossen	2003	(5)	$169,615	$—	$111,229	(6)	15,000	$—
Vice President, General Counsel	2002		158,654	26,968	—		45,000	—
	2001		153,750	9,750	—		25,000	—
Rick Darnaby	2003	(7)	$499,875	$—	$421,578	(8)	250,000	$575,000	(9)
Former President and	2002		456,730	116,164	202,889	(8)	2,747,000	—
Chief Executive Officer	2001		138,542	116,164	70,487	(8)	—	—
Dan Firestone	2003	(10)	$15,384	$—	$—		—	$300,000	(11)
Former Executive Chairman of	2002		400,000	—	—		—	—
the Board	2001		360,000	205,000	10,857		600,000	—
Warren Grayson	2003	(12)	$192,500	$—	$—		100,000	$142,500
Former Vice President, General Counsel	2002		95,353	—	—		100,000	—

(1)	Other compensation in the form of perquisites and other personal benefits have been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer.
(2)	Mr. Cordial joined Somera in August 2002 as Vice President, Chief Financial Officer. In October 2003, Mr. Cordial was appointed to the additional position of Acting President and Chief Executive Officer.
(3)	Mr. O’Brien joined Somera in June 2003.
(4)	Mr. Patterson is a citizen of the U.K. and is paid in British Pounds. Amounts reflected represent amounts paid in U.S. Dollars assuming an exchange rate of $1.85 per British Pound. Mr. Patterson joined Somera in October 2002.
(5)	Mr. Rossen was appointed Vice President, General Counsel in December 2003, and had previously held the position of Director, Corporate Development since joining Somera in September 2000.
(6)	Comprised primarily of sales commission compensation earned in Mr. Rossen’s previously held position as Director, Corporate Development.
(7)	Mr. Darnaby joined Somera in September 2001 and left Somera’s employment in October 2003.

(8)	Primarily represents imputed interest amounts relating to Mr. Darnaby’s interest-free mortgage loan. Also includes reimbursement for relocation expenses.
(9)	Represents aggregate amounts paid in severance compensation pursuant to Separation Agreement and Release upon termination of Mr. Darnaby’s employment.
(10)	Mr. Firestone served as President and Chief Executive Officer until September 2001, when he assumed the role as Executive Chairman of the Board which he held until January 2003. Mr. Firestone is no longer employed with Somera.
(11)	Represents aggregate amounts paid in severance compensation pursuant to Employment Termination Agreement upon termination of Mr. Firestone’s employment.
(12)	Mr. Grayson joined Somera in June 2002 and left Somera’s employment in December 2003.
(13)	Represents aggregate amount paid in severance compensation upon termination of Mr. Grayson’s employment.

Option Grants and Exercises

The following table sets forth information regarding stock options granted to the Named Executive Officers during fiscal year 2002. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation from the option exercise price of 0%, 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock.

Option Grants In Fiscal 2003

Name and Principal Position	Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2002(1)	Exercise Price Per Share	Expiration Date(3)	Potential Realizable Values at Assumed Annual Rates of Stock Price Appreciation for Option Term
					0%	5%	10%
C. Stephen Cordial	100,000	3%	$1.28	2/07/2013	$—	$80,499	$203,999
Glenn O’Brien	250,000	7%	$1.52	6/26/2013	—	238,980	605,662
Ron Patterson	100,000	3%	$1.26	5/6/2013	—	79,241	200,812
Jeremy D. Rossen	15,000	—	$1.28	2/7/2013	—	12,075	30,600
Rick Darnaby	250,000	7%	$1.28	2/05/2012	—	201,246	509,998
Dan Firestone	—	—	—	—	—	—	—
Warren Grayson	100,000	3%	$1.28	2/07/2013	—	80,499	203,999

(1)	Based on the aggregate of options to purchase 3,546,250 shares of common stock granted to employees in 2003.
(2)	Options were granted at an exercise price equal to the deemed fair market value of the Company’s common stock on the date of the grant, as determined by the board.
(3)	Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan generally become vested on the first anniversary of the vesting commencement date and the balance generally vests at the rate of 1/36th of the shares for each month thereafter. A portion of each of these options will accelerate upon a change of control or termination of the optionee’s employment. See “—Employment Agreements” for further descriptions of these employee benefits.

Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Stephen Cordial	—	—	50,000	200,000	$—	$32,000
Glenn O’Brien	—	—	—	250,000	—	20,000
Ron Patterson	—	—	29,167	70,833	9,917	24,083
Jeremy D. Rossen	—	—	112,917	64,583	—	4,800
Rick Darnaby	—	—	1,985,500	—	20,000	—
Dan Firestone	—	—	704,166	—	—	—
Warren Grayson	—	—	37,500	—	—	—

(1)	The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of the Company’s Common Stock at December 31, 2003 ($1.60).

Equity Compensation Plan Information

The following table provides information as of December 28, 2003 with respect to the shares of the Corporation’s Common Stock that may be issued under the Corporation’s existing equity compensation plans.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	7,038,439	$5.30	6,416,857	(2)
Equity compensation plans not approved by security holders(3)	2,204,250	$4.50	—

Total	9,242,689	$5.11	6,416,857

(1)	Consists of the following equity compensation plans:
1999 Stock Option Plan,
1999 Employee Stock Purchase Plan, and
1999 Director Option Plan.
(2)	The 1999 Stock Option Plan incorporates an evergreen formula pursuant to which, on the first day of each of the Company’s fiscal years, the number of shares available for future issuance under the 1999 Stock Option Plan automatically increases by the lesser of 4.0% of the total number of shares of the Company’s Common Stock then outstanding, 2,500,000 shares of the Company’s Common Stock, or other amount as determined by the Company’s Board of Directors. The 1999 Employee Stock Purchase Plan incorporates an evergreen provision pursuant to which, on the first day of each of the Company’s fiscal years, the aggregate number of shares reserved for issuance under the plan automatically increases by that number of shares of the Company’ Common Stock required to restore the number of shares of the Company’s Common Stock to the amount initially reserved under the 1999 Employee Stock Purchase Plan. The 1999 Director Option Plan incorporates an evergreen provision pursuant to which, on the first day of each of the Company’s fiscal years, the aggregate number of shares reserved for issuance under the plan automatically increases by that number of shares of the Company’ Common Stock required to restore the number of shares of the Company’s Common Stock to the amount initially reserved under the 1999 Director Option Plan.
(3)	Consists of Executive Stock Option Agreements.

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee was an officer or employee of Somera. No interlocking relationship exists between any member of Somera’s Human Resources Committee and any member of any other company’s board of directors or compensation committee.

Employment Arrangements

C. Stephen Cordial. Mr. Cordial entered into an employment agreement and commenced his employment with the Company on August 15, 2002. Under the agreement, we agreed to pay Mr. Cordial an annual salary of $225,000 and a target bonus of $200,000 based on the achievement of company performance milestones. Pursuant to the agreement, Mr. Cordial was granted a stock option to purchase 150,000 shares of Company common stock (the “Stock Option”) with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant. The Stock Option is for a term of ten years and 25% of the shares subject to the stock option vested after one year and one forty-eighth of the shares vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four-year anniversary of employment commencement. In October 2003, as a result of Mr. Cordial assuming the additional role of Acting Chief Executive Officer and President of Somera, Mr. Cordial’s annual salary was increased to $281,250. In the event that Mr. Cordial is terminated without cause by us, he would be entitled to receive severance payments in an amount of up to six months of his base salary in addition to six months of paid health benefits. In the event that Mr. Cordial is terminated after the first twelve months of his employment period without cause or as a result of a change in control of Somera, in addition to the above-described severance compensation he would be entitled to receive additional vesting of that number of shares subject to his Stock Option that would have become vested had Mr. Cordial remained employed by us for an additional twelve months. In the event that Mr. Cordial’s employment is terminated (other than for cause) within twelve months following a change of control of Somera, in addition to the above-described severance compensation, 100% of the shares subject to Mr. Cordial’s Stock Option would vest and become immediately exercisable.

Glenn O’Brien. Mr. O’Brien entered into an offer letter agreement and commenced his employment with the Company on May 23, 2003. Under this offer letter, we agreed to pay Mr. O’Brien an annual salary of $225,000 and incentive bonus compensation based on achievement of agreed upon milestones. The maximum amount of annual incentive bonus compensation would be equal to $232,000. Pursuant to the offer letter, Mr. O’Brien was granted a stock option to purchase 250,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant. The stock option is for a term of ten years and 25% of the shares subject to the stock option will vest after one year and one forty-eighth of the shares will vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment commencement. In the event that Mr. O’Brien is terminated without cause by us within the first twelve months of his employment, he would be entitled to receive severance payments in an amount of up to six months of Mr. O’Brien’s then current base salary in addition to six months of paid health benefits.

Ron Patterson. Mr. Patterson entered into an employment agreement and commenced his employment with a subsidiary of the Company on October 21, 2002. Under this agreement, we agreed to pay Mr. Patterson an annual salary of 100,000 British pounds (or approximately $185,000 assuming an exchange rate of $1.85 per British Pound) and incentive bonus compensation based on achievement of agreed upon milestones. The maximum amount of annual incentive compensation would be equal to Mr. Patterson’s annual salary. Pursuant to the agreement, Mr. Patterson was granted a stock option to purchase 100,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant. The stock option is for a term of ten years and 25% of the shares subject to the stock option will vest after one year and one forty-eighth of the shares will vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment commencement. In the event that Mr. Patterson’s employment is terminated within twelve months following a change of control of Somera,

Mr. Patterson would be entitled to receive severance payments in an amount of up to six months of Mr. Patterson’s then current base salary and scheduled bonus in addition to six months of paid health benefits and 50% of the shares subject to Mr. Patterson’s stock option would vest and become immediately exercisable.

Jeremy D. Rossen. In September 2000, Mr. Rossen entered into an offer letter whereby Mr. Rossen was granted an option to purchase 100,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant. The stock option is for a term of ten years and 25% of the shares subject to the stock option will vest after one year and one forty-eighth of the shares will vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment commencement. In the event that Mr. Rossen is terminated after a change in control of Somera, he would be entitled to receive additional vesting of that number of shares subject to his stock option that would have become vested had Mr. Rossen remained employed by us for an additional twelve months. In September 2001, Mr. Rossen entered into a letter agreement whereby Mr. Rossen would receive severance compensation in the amount of six months of Mr. Rossen’s then current base salary in addition to six months of paid health benefits in the event that we terminated Mr. Rossen’s employment without cause.

Termination of Certain Employment Arrangements in Fiscal 2003

Rick Darnaby. Mr. Darnaby entered into an employment agreement and commenced his employment with the Company on September 17, 2001. Under the agreement, we agreed to pay Mr. Darnaby an annual salary of $475,000 and a bonus of up to $400,000 based on the achievement of company performance milestones. Pursuant to the agreement, Mr. Darnaby was granted a stock option to purchase 1,923,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant (the “First Stock Option”). The First Stock Option is for a term of ten years and 25% of the shares subject to the stock option will vest after one year and one forty-eighth of the shares will vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment commencement. Mr. Darnaby was also granted an additional stock option to purchase 824,000 shares of the Company’s common stock with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant (the “Second Stock Option”). The Second Stock Option is for a term of ten years and will vest based on the achievement of performance milestones. On February 7, 2003, Mr. Darnaby was also granted an additional stock option to purchase 250,000 shares of the Company’s common stock with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant (the “Third Stock Option”). The Third Stock Option is for a term of ten years and 25% of the shares subject to the stock option would vest after one year and one forty-eighth of the shares would vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four-year anniversary of employment commencement.

As a part of his employment agreement, we provided Mr. Darnaby with an interest-free mortgage loan in May 2002 for the purpose of Mr. Darnaby acquiring a new home. Under the terms of the agreement, the loan amount would be forgiven over eight years.

Mr. Darnaby and the Company entered into a Separation Agreement and Release whereby Mr. Darnaby’s employment terminated as of December 1, 2003 and the Company agreed to pay Mr. Darnaby $575,000. The Board of Directors also agreed to amend the Stock Option grants previously made to Mr. Darnaby to extend the period during which Mr. Darnaby may exercise vested options for a period of 12 months from his termination date. Additionally, the Board agreed that with respect to (i) the First Stock Option, all such shares subject thereto would be fully vested, (ii) the Second Stock Option, none of such shares subject thereto would be vested, and (iii) with respect to the Third Stock Option, 25% of the shares subject thereto would be vested. Moreover, pursuant to Mr. Darnaby’s promissory note in respect of his interest-free mortgage loan, Mr. Darnaby is entitled to a principal balance reduction of $200,000 on May 3, 2004, unless the residence is sold by Mr. Darnaby prior to such date.

Dan Firestone. Mr. Firestone entered into an employment agreement and commenced his position as Executive Chairman of the Board of the Company on September 17, 2001. Under the agreement, we agreed to pay Mr. Firestone an annual salary of $400,000 and a bonus of up to $200,000 based on the achievement of performance milestones. Pursuant to this agreement, Mr. Firestone was granted a stock option to purchase 500,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant. The stock option is for a term of ten years and 25% of the shares subject to the stock option would vest after one year and one forty-eighth of the shares would vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment.

Mr. Firestone and the Company entered into an Employment Termination Agreement whereby Mr. Firestone’s employment terminated as of January 1, 2003 and the Company agreed to pay Mr. Firestone $300,000. The Board of Directors also agreed to amend the stock options previously made to Mr. Firestone to extend the period during which Mr. Firestone may exercise vested option grants for a period of 3 years from his termination date. Additionally, the Board agreed to accelerate the vesting of all outstanding stock options by 12 months.

Warren Grayson. Mr. Grayson entered into an offer letter agreement and commenced his employment with the Company on May 19, 2002. Under this offer letter, we agreed to pay Mr. Grayson an annual salary of $175,000 and a bonus of up to $175,000 based on the achievement of individual and company performance milestones. Pursuant to the offer letter, Mr. Grayson was granted a stock option to purchase 100,000 shares of Company common stock with a per share exercise price equal to the fair market value of the Company’s common stock at the date of grant. The stock option is for a term of ten years and 25% of the shares subject to the stock option would vest after one year and one forty-eighth of the shares would vest each month thereafter at the end of the month, so as to be 100% vested by the end of the four year anniversary of employment commencement. In January 2003, Mr. Grayson’s annual salary was increased to $190,000. In the event that Mr. Grayson was terminated without cause by us, he would be entitled to receive severance payments in an amount of six months of one and one-half times Mr. Grayson’s then current base salary in addition to up to six months of paid health benefits. In December 2003, Mr. Grayson’s employment with the Company terminated and the Company provided Mr. Grayson with the severance amounts due him pursuant to his offer letter.

Report of the Human Resources Committee of the Board of Directors

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Somera specifically incorporates it by reference in such filing.

The Human Resources Committee of the Board of Directors is responsible for ensuring that Somera adopts and maintains responsible and responsive compensation programs for its employees, officers and directors. In furtherance of this task, the Human Resources Committee has the obligation to ensure that (a) Somera’s compensation policies (including its wage and salary levels, equity programs, and health and benefit plans) are competitive and designed to attract and retain the most qualified employees, officers and directors, (b) all components of compensation (including wage and salary levels, equity programs, and health and benefit plans) are aligned to actual performance and results, and (c) Somera properly and fully performs all of its public disclosure obligations with respect to its compensation programs and director and executive officer compensation. The Human Resources Committee is also responsible for administering certain other compensation programs for such individuals. The Human Resources Committee Chairperson reports on the Human Resources Committee’s actions and recommendations at Board meetings. Somera’s Human Resources department supports the work of the Human Resources Committee. In addition, the Human Resources Committee has the authority to engage the services of outside advisors, experts and others to provide assistance as needed. The Human Resources Committee is comprised solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, each of whom must at all times meet all other applicable federal securities and Nasdaq National Market listing requirements to qualify as an independent director.

Compensation Philosophy

Somera operates in the competitive and rapidly changing environment of high technology businesses. The Human Resources Committee seeks to establish compensation policies that allow Somera flexibility to respond to changes in its business environment. Somera’s compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of Somera’s compensation program are to align compensation with Somera’s business objectives and performance, to foster teamwork and to enable Somera to attract, retain and reward employees who contribute to Somera’s long-term success.

Compensation Components

The fundamental policy of the Human Resources Committee is to provide Somera’s chief executive officer and other executive officers with competitive compensation opportunities based upon their contribution to the financial success of Somera and their personal performance. It is the Human Resources Committee’s objective to have a substantial portion of each officer’s compensation contingent upon Somera’s performance as well as upon his or her own level of performance. Accordingly, the compensation package for the chief executive officer and other executive officers is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to Somera’s achievement of financial performance targets and personal performance, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and Somera’s stockholders.

Several of the more important factors which the Human Resources Committee considered in establishing the components of each executive officer’s compensation package for the 2004 fiscal year are summarized below. Additional factors were also taken into account, and the Human Resources Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for current and future fiscal years.

Base Salary. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Human Resources Committee with reference to surveys of salaries paid to executives with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. Somera seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

Variable Compensation. Each year Somera establishes an Executive Incentive Compensation Plan. Awards under the plan are tied to the financial performance of Somera as a whole and, for certain executives, the financial performance of a division or geographic region.

Long-Term Compensation. Long-term incentives are provided through stock option grants. Stock options awards are designed to align the interests of executives with the long-term interests of the stockholders. The Human Resources Committee approves option grants subject to vesting periods (usually 48 months) to retain executives and encourage sustained contributions. The exercise price at which options are granted is not less than the closing market price of the common stock on the date of grant. These options will acquire value only to the extent that the price of Somera’s Common Stock increases relative to the market price at the date of grant.

Chief Executive Officer’s Compensation

Mr. Darnaby’s and Mr. Cordial’s compensation for 2003 was determined by the Human Resources Committee based on their assessment of the current market and compensation for an executive of their level of experience and expertise, with consideration for past performance and anticipated future contribution.

HUMAN RESOURCES COMMITTEE OF THE

BOARD OF DIRECTORS

Charles E. Levine (Chairperson)

Barry Phelps

Walter Kortschak

STOCK PERFORMANCE GRAPH

Stockholder Return Comparison

The graph below compares the cumulative total return on the Company’s Common Stock for the period commencing November 12, 1999 and ending December 31, 2003 compared to the NASDAQ Composite Index and NASDAQ Telecommunications Index. The graph assumes that $100 was invested on the date of the Company’s initial public offering, November 12, 1999. Historic stock price performance should not be considered indicative of future stock price performance.

Comparison of Cumulative Total Return Among Somera Communications, Inc.,

The NASDAQ Composite Index, and NASDAQ Telecommunications Index

Measurement Period	Somera	NASDAQ Composite Index	NASDAQ Telecommunications Index
11/12/99	100	100	100
12/31/99	103	126	122
3/31/00	101	142	132
6/30/00	114	123	105
9/30/00	79	114	88
12/31/00	72	77	56
3/31/01	38	57	39
6/30/01	60	67	37
9/30/01	36	47	24
12/31/01	63	61	28
3/31/02	61	57	21
6/30/02	60	45	12
9/30/02	17	36	11
12/31/02	23	41	13
3/31/03	7	42	14
6/30/03	11	50	18
9/30/03	14	55	19
12/31/03	12	62	22

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of March 12, 2004 by (i) each beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director and each nominee, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The information in the following table regarding the beneficial owners of more than 5% of the Company’s Common Stock is based upon information supplied by principal stockholders or Schedules 13D and 13G filed with the Securities and Exchange Commission.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 12, 2004 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Somera Communications, Inc., 5383 Hollister Avenue, Santa Barbara, California 93111.

The applicable percentage of ownership for each stockholder is based on 49,758,224 shares of common stock outstanding as of March 12, 2004, together with applicable options for that stockholder.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage Beneficially Owned
5% Stockholders
Summit Funds(2) c/o Summit Partners 499 Hamilton Avenue, Suite 200 Palo Alto, CA 94301	12,082,333	24.3%
Gil Varon	6,465,642	13.0%
Dan Firestone(3)	7,235,648	14.3%
Royce and Associates 1414 Avenue of the Americas New York, NY 10119	4,024,500	8.1%
FMR 82 Devonshire Street Boston, MA 02109	3,016,797	6.1%

Executive Officers and Directors
C. Stephen Cordial(4)	103,750	*
Glenn O’Brien(5)	67,708	*
Ron Patterson(6)	41,667	*
Jeremy D. Rossen(7)	138,856	*
Rick Darnaby(8)	1,985,500	3.8%
Warren Grayson(9)	37,500	*
Barry Phelps(10)	132,189	*
Charles E. Levine(11)	15,000	*
Walter G. Kortschak(12) c/o Summit Partners 499 Hamilton Avenue, Suite 200 Palo Alto, CA 94301	—	—
Casimir Skrzypczak(13)	15,000	*
David A. Young(14)	15,000	*
All executive officers and directors as a group (9 persons)(15)	12,610,254	25.1%

*	Represents beneficial ownership of less than 1%
(1)	Includes shares issuable upon exercise of options to purchase shares that are exercisable within 60 days of March 12, 2004.
(2)	Includes 11,082,581 shares of common stock owned by Summit Ventures V, 635,075 shares of common stock owned by Summit V Advisors Fund (QP), 194,075 shares of common stock owned by Summit V Advisors Fund, and 170,602 shares of common stock owned by Summit Investors III.
(3)	Includes 6,531,482 shares of common stock owned by the Daniel Firestone Living Trust. Mr. Firestone has voting and dispositive power with respect to the shares held by the Daniel Firestone Living Trust. Also includes 704,166 shares issuable under immediately exercisable options
(4)	Includes 10,000 shares of common stock owned by Cordial Family Trust. Mr. Cordial has voting and dispositive power with respect to shares held by the Cordial Family Trust. Also includes 93,750 shares issuable upon exercise of options that are exercisable within 60 days of March 12, 2004.
(5)	Includes 67,708 shares issuable upon exercise of options that are exercisable within 60 days of March 12, 2004.
(6)	Includes 41,667 shares issuable upon exercise of options that are exercisable within 60 days of March 12, 2004.
(7)	Includes 138,855 shares issuable upon exercise of options that are exercisable within 60 days of March 12, 2004.
(8)	Includes 1,985,500 shares issuable upon exercise of options that are exercisable within 60 days of March 12, 2004.
(9)	Includes 37,500 shares issuable upon exercise of options that are exercisable within 60 days of March 12, 2004.
(10)	Includes 13,125 shares which are subject to the Company’s right of repurchase. Also includes 118,750 shares issuable upon exercise of options that are exercisable within 60 days of March 12, 2004. Also includes 314 shares held by The Phelps Family Trust over which Mr. Phelps has voting and dispositive power.
(11)	Includes 13,125 shares which are subject to the Company’s right of repurchase.
(12)	Mr. Kortschak, one of our directors, is a managing member of Summit Partners, LLC, which is the general partner of Summit Partners, V, which is the general partner of each of Summit Ventures V, Summit V Advisors Fund (QP), and Summit V Advisors Fund. Mr. Kortschak is also a general partner of Summit Investors III. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to the shares owned by the Summit funds. Mr. Kortschak does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these shares.
(13)	Includes 13,125 shares which are subject to the Company’s right of repurchase.
(14)	Includes 13,125 shares which are subject to the Company’s right of repurchase.
(15)	Includes 460,730 shares issuable upon exercise of options to purchase common stock that are exercisable within 60 days of March 12, 2004, and includes 60,000 shares which are subject to the Company’s right of repurchase.

CERTAIN TRANSACTIONS

Darnaby Loan Agreement and Separation Agreement and Release

As a part of his employment agreement, we provided Mr. Darnaby with an interest-free mortgage loan in May 2002 for the purpose of Mr. Darnaby acquiring a new home. Under the terms of the agreement, the loan amount would be forgiven over eight years. Pursuant to Mr. Darnaby’s promissory note in respect of his interest-free mortgage loan, Mr. Darnaby is entitled to a principal balance reduction of $200,000 on May 3, 2004. As of December 31, 2003 the outstanding amount under Mr. Darnaby’s loan is $1,800,000.

Mr. Darnaby and the Company entered into a Separation Agreement and Release whereby Mr. Darnaby’s employment terminated as of December 1, 2003 and the Company agreed to pay Mr. Darnaby $575,000. The Board of Directors also agreed to amend the Stock Option grants previously made to Mr. Darnaby to extend the period during which Mr. Darnaby may exercise vested option grants for a period of 12 months from his termination date. Additionally, the Board agreed to that with respect to (i) the First Stock Option, all such shares subject thereto would be fully vested, (ii) the Second Stock Option, none of such shares subject thereto would be vested, and (iii) with respect to the Third Stock Option 25% of the shares subject thereto would be vested.

Repayment of Other Officer Loans During 2003

In January 2003, Gary Owen, the Company’s former Chief Financial Officer, repaid in full to the Company the aggregate outstanding balance due under his mortgage loan from the Company in the amount of $926,000. In May 2003, Glenn Berger, the Company’s former vice president of operations, repaid in full to the Company the aggregate outstanding balance due under his mortgage loan from the Company in the amount of $277,500.

Firestone Employment Termination Agreement

Mr. Firestone and the Company entered into an Employment Termination Agreement whereby Mr. Firestone’s employment with the Company terminated as of January 1, 2003 and the Company agreed to pay Mr. Firestone $300,000. As a part of the Employment Termination Agreement, the vesting of all outstanding stock options held by Mr. Firestone was accelerated by 12 months, and Mr. Firestone’s ability to exercise all vested options previously granted to him was extended for a period of 3 years from his termination date.

Sublease to Entity Affiliated with Dan Firestone

In January 2004, an entity affiliated with Dan Firestone, a former director and major stockholder of Somera, proposed to sublease vacant office space currently leased by the Company at its Santa Barbara, California corporate headquarters. Somera had been actively marketing such vacant office space since the summer of 2003. The entity affiliated with Mr. Firestone proposed to pay rent of $1,925 per month plus all operating expenses, including property taxes, insurance, maintenance and repair costs for approximately 1,540 square feet of office space for a period of approximately 28.5 months. As an inducement for the sublease, the parties agreed that through February 2004, the entity affiliated with Dan Firestone would not be not be required to pay rent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal 2003, all filing requirements applicable to its officers, directors and ten percent stockholders were satisfied, other than one late Form 4 filing for each of C. Stephen Cordial (as to an option grant for 100,000 shares in February 2003) and Rick Darnaby (as to an option grant for 250,000 shares in February 2003).

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.

THE BOARD OF DIRECTORS

Santa Barbara, California

April 5, 2004

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF SOMERA COMMUNICATIONS, INC.

PURPOSE:

The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the external audits of Somera Communications, Inc. and its subsidiaries (the “Company”), to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP:

The Audit Committee shall consist of at least three (3) members of the Board, all of whom shall be independent directors, in accordance with the rules of the NASDAQ National Market. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s basic financial statements. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with NASDAQ listing standards. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

1. Reviewing with management and the independent auditors on a continuing basis the adequacy of the Company’s system of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditors or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries;

2. Reviewing the independent auditors’ proposed audit scope and approach;

3. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

4. Reviewing the performance of the independent auditors;

5. Recommending the appointment of independent auditors to the Board of Directors, setting the independent auditors’ compensation and pre-approving all audit services provided by the independent auditors;

6. Pre-approving all permitted non-audit services to be performed by the independent auditors and establishing policies and procedures for the engagement of the independent auditors to provide permitted non-audit services;

7. Reviewing with management and the independent auditors the annual and quarterly financial statements of the Company including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) any material changes in accounting principles or practices used in preparing the financial statement prior to the filing of a report on Form 10-K

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or 10-Q with the Securities and Exchange Commission; and (c) items required by Statement of Auditing Standards 61 and Statement of Auditing Standards 71 in the case of the quarterly statements;

8. Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release and financial information and earning guidance provided to analysts;

9. Overseeing compliance with SEC requirements for disclosure of auditor’s services and audit committee members and activities;

10. Reviewing management’s monitoring of compliance with the Company’s Standards of Business Conduct and with the Foreign Corrupt Practices Act;

11. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

12. Providing oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments;

13. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

14. Reviewing related party transactions for potential conflicts of interest;

15. Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls, and auditing matters;

16. Establishing policies for the hiring of employees and former employees of the independent auditors;

17. Conducting an annual performance evaluation of the Audit Committee and annually evaluate the adequacy of its charter; and

18. Performing other oversight functions as requested by the full Board of Directors.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

REPORTS:

The Audit Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

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PROXY	SOMERA COMMUNICATIONS INC.	PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Stephen Cordial and Jeremy D. Rossen, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Somera Communications, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Somera Communications, Inc.’s facilities at 301 S. Northpoint Drive, Coppell, Texas 75019, on May 7, 2004, at 10:00 a.m., local time, or any adjournment thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:

(Continued, and to be signed on the other side)

				Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD FOR ALL

1.	Proposal to elect the following nominees as members of our board of directors:	☐	☐

Barry Phelps Charles E. Levine

INSTRUCTION:	If you wish to withhold authority to vote for any individual nominee, strike a line through such nominee’s name above.

		FOR	AGAINST	ABSTAIN
		☐	☐	☐

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the 2004 fiscal year.

3.	In their discretion, the proxies are authorized to vote upon such other matters(s) which may properly come before the annual meeting, or at any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR ELECTION AS DIRECTORS, AND TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING JANUARY 2, 2005.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Signature(s)			Dated , 2004

Signature(s)			Dated , 2004

NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.